Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Form S-8

Registration Statement Under

The Securities Act Of 1933

(Form Type)

Reata Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Equity	Class A common stock, par value $0.001 per share	Other	1,613,718	$48.04	$77,523,013	$110.20 per $1,000,000	$8,543.04
Equity	Class A common stock, par value $0.001 per share	Other	1,613,718	$48.04	$77,523,013	$110.20 per $1,000,000	$0
Total Offering Amounts							$8,543.04
Total Fee Offsets							—
Net Fee Due							$8,543.04
(1)
Shares of Reata Pharmaceuticals, Inc. (the “Registrant”) may be issued under the Reata Pharmaceuticals, Inc. Second Amended and Restated Long Term Incentive Plan, as amended from time to time (the “Plan”) up to the maximum number reserved thereunder. Awards may be granted under the Plan with respect to either Class A common stock or Class B common stock of the Registrant (each counting equally against the aggregate total reserved). The Form S-8 Registration Statement to which this Exhibit 107.1 is attached (the “Registration Statement”) registers an additional 1,613,718 shares of each of Class A common stock and Class B common stock, which represents the 1,467,016 shares that were automatically added to the number of shares authorized for issuance under the Plan on January 1, 2023 pursuant to an “evergreen” provision contained in the Plan plus an additional 10% of the 1,467,016 shares as discussed below. Pursuant to such provision, on January 1, 2020 and January 1 of each calendar year occurring thereafter and prior to the expiration of the Plan, unless the Compensation Committee of the Registrant’s Board of Directors acts to provide otherwise, the maximum aggregate number of shares of Class A and Class B common stock authorized for issuance under the Plan will automatically be increased by an amount equal to four percent (4%) of the aggregate number of shares of Class A and Class B common stock outstanding on a fully diluted basis as of the close of business on the immediately preceding December 31 (calculated by adding to the number of shares of Class A and Class B common stock outstanding on such date, all outstanding securities convertible into either Class A or Class B common stock on such date on an as converted basis). The Registrant has only paid a registration fee for 1,613,718 shares (the aggregate number of additional shares of Class A and Class B common stock authorized pursuant to the Plan’s “evergreen” provision plus an additional 10% to account for the gross counting method used to count the registration of shares on Form S-8 and the net share counting provisions of the Plan). For purposes of clarity, no more than an additional 1, shares of any class will be issued under the Plan with respect to new awards pursuant to this Registration Statement. Additionally, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Class A common stock and Class B common Stock of the Registrant as may become issuable pursuant to the adjustment provisions of the Plan.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price for the Class A common stock and Class B common stock being registered hereby is based on a price of $48.04 per share of Class A common stock, which is the average of the high and low trading prices for a share of Class A common stock of the Registrant as reported on the NASDAQ Global Market on February 24, 2023.
(3)
Pursuant to General Instruction E to Form S-8, a registration fee is only being paid with respect to the registration of an additional 1,613,718 aggregate shares of either Class A common stock or Class B common stock under the Plan.